ASSET PURCHASE AGREEMENT

Dated as of

November 7, 2003

between

Medix Resources, Inc.

and

The Duncan Group, Inc. d/b/a Frontline Physicians Exchange and Frontline Communications

EXHIBITS AND SCHEDULES

EXHIBIT A-1 - Joint Escrow Instructions (Letter of Intent Amendment No. 1)

EXHIBIT A-2 - Joint Escrow Instructions (Forfeitable Shares)

EXHIBIT B-1 - Bill of Sale

EXHIBIT B-2 Bill of Sale

EXHIBIT C - Assignment and Assumption Agreement

EXHIBIT D-1 - Opinion of Counsel for Seller

EXHIBIT D-2 - Opinion of Counsel for Buyer

EXHIBIT E - Assignment and Assumption of Lease Agreement

EXHIBIT F - Estoppel Certificate

EXHIBIT G-1 - Employment Agreement of Nancy L. Duncan

EXHIBIT G-2 Employment Agreement of M. David Duncan

EXHIBIT H - Domain Name Assignment Agreement

EXHIBIT I - Registration Rights Agreement

EXHIBIT J - Bank Letter

SCHEDULE 2.1.1 - Permitted Encumbrances

SCHEDULE 2.1.1(p) - Vehicle

SCHEDULE 2.1.2 - Excluded Assets

SCHEDULE 2.2 Assumed Liabilities

SCHEDULE 4.1 Qualifications

SCHEDULE 4.2 - Permits; Approvals

SCHEDULE 4.3.1 - Unaudited Financial Statements

SCHEDULE 4.3.2 - Material Adverse Changes

SCHEDULE 4.3.3 - Other Liabilities and Contingencies

SCHEDULE 4.5 - Assumed Contracts and Assumed Leases

SCHEDULE 4.6 - Title to and Condition of Purchased Assets

SCHEDULE 4.7 - Legal Proceedings

SCHEDULE 4.9 - Insurance

SCHEDULE 4.14 - Employment Contracts

SCHEDULE 4.17 - Customers and Suppliers

SCHEDULE 4.19 - Intellectual Property

SCHEDULE 4.20 - Dividends and Other Distributions

SCHEDULE 4.24 - Assumed Real Estate Lease

SCHEDULE 4.25 - Assumed Loans

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	1
1.1 Definitions.	1
ARTICLE 2 SALE OF ASSETS; ASSUMPTION OF LIABILITIES AND RELATED TRANSACTIONS	7
2.1 Purchase and Sale of Assets.	7
2.2 Assumed Liabilities.	8
2.3 Purchase Price.	8
2.4 Escrow.	9
2.5 Post Closing Adjustment.	9
ARTICLE 3 CLOSING	9
3.1 Closing Date.	9
3.2 Seller's Closing Deliveries.	9
3.3 Buyer's Closing Deliveries.	11
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER	11
4.1 Organization.	11
4.2 Authorization; No Conflicts.	11
4.3 Financial Statements; Changes; Contingencies.	12
4.4 Tax and Other Returns and Reports.	13
4.5 Assumed Contracts and Assumed Leases.	13
4.6 Title to and Condition of Purchased Assets.	13
4.7 Legal Proceedings.	13
4.8 Accounting Records; Internal Controls.	14
4.9 Insurance.	14
4.10 Intentionally Omitted.	14
4.11 Compliance; Business Practices; Permits.	14
4.12 No Brokers or Finders.	14
4.13 Inventory.	15
4.14 Employees.	15
4.15 Accounts Receivable.	15
4.16 Accuracy of Information.	15
4.17 Customers and Suppliers.	16
4.18 Powers of Attorney.	16
4.19 Intellectual Property.	16
4.20 Dividends and Other Distributions.	16
4.21 Certain Interests.	16
4.22 Employee Benefits.	16
4.23 Environmental.	17
4.24 Assumed Real Estate Lease.	17
4.25 Assumed Loans.	17
4.26 Investment Intent.	17
4.27 Books and Records.	19
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER	19
5.1 Organization.	19
5.2 Authorization.	19
5.3 No Conflicts.	19
5.4 No Brokers or Finders.	19
5.5 Shares.	19
5.6 Accuracy of Information.	19
5.7 Payment of Assumed Liabilities.	20
ARTICLE 6 COVENANTS	20
6.1 Transition Insurance.	20
6.2 Employment Matters.	20
6.3 Further Assurances.	20
6.4 Passage of Title and Risk of Loss.	20
6.5 Expenses and Taxes.	20
6.6 Litigation Arising from the Business.	21
6.7 Allocation of Purchase Price.	21
6.8 Tax Cooperation.	21
6.9 Access to Information and Cooperation.	21
6.10 Telephone Numbers.	21
6.11 Change of Name.	21
6.12 Non-Competition.	21
ARTICLE 7 SURVIVAL OF OBLIGATIONS; BUYER'S CONDITIONS TO CLOSING	22
7.1 Survival of Representations and Warranties.	22
7.2 Covenants. Seller	23
7.3 Consents.	23
ARTICLE 8 INDEMNIFICATION	23
8.1 Obligations of Seller.	23
8.2 Obligations of Buyer.	23
8.3 Procedure.	24
8.4 Notice by the Parties.	25
8.5 Not Exclusive Remedy.	25
8.6 Offset.	25
8.7 Survival.	25
ARTICLE 9 REGISTRATION OF SHARES	25
9.1 Cash Equivalent Shares.	25
9.2 Forfeitable Shares.	26
9.3 Incentive Shares.	26
ARTICLE 10 GENERAL	27
10.1 Amendments; Waivers.	27
10.2 Entire Agreement.	27
10.3 Governing Law.	27
10.4 Headings.	27
10.5 Counterparts.	28
10.6 Publicity.	28
10.7 Parties in Interest.	28
10.8 Notices.	28
10.9 Expenses.	29
10.10 Assignment.	29
10.11 Remedies; Waiver.	29
10.12 Attorneys' Fees.	29
10.13 Best Efforts; Further Assurances.	29
10.14 Knowledge Convention.	30
10.15 Confidentiality.	30
10.16 Representation by Counsel; Interpretation.	30
10.17 Specific Performance.	30
10.18 Severability.	30

ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT is entered into as of this 7th day of November 2003, by and between Medix Resources, Inc., a Colorado corporation ("Buyer"), and The Duncan Group, Inc., an Indiana corporation ("Seller") d/b/a Frontline Physicians Exchange ("FPE") and Frontline Communications ("FC").

R E C I T A L S

          WHEREAS, Seller operates 24-hour telephone answering, messaging and virtual office services for physicians and other medically-related businesses through FPE, and 24-hour telephone answering, messaging and virtual office services for the non-medical business and professional community through FC; and

          WHEREAS, Seller desires to sell, and Buyer desires to purchase, substantially all of the business and related assets of Seller's FPE and FC businesses on the terms and conditions set forth in this Agreement (the "Acquisition"); and

          WHEREAS, prior to the date hereof and in connection with the Acquisition, Buyer has deposited into an escrow account, 200,000 shares of its common stock, $0.001 par value per share (the "Escrow Shares"); and

          WHEREAS, prior to the date hereof and in connection with the Acquisition, Buyer has loaned Seller the sum of $67,000 to permit Seller to purchase additional equipment for the Business (as hereinafter defined);

          NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants contained herein and intending to be legally bound, the parties agree as follows:

ARTICLE 1
DEFINITIONS

          1.1 Definitions.

                    For all purposes of this Agreement, except as otherwise expressly provided:

          (a) the terms defined in this Agreement include the plural as well as the singular;

          (b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

          (c) all references in this Agreement to designated "Articles," "Sections," "Subsections" and other subdivisions are to the designated Articles, Sections, Subsections and other subdivisions of the body of this Agreement, and all references to "Exhibits" and "Schedules" are to the Exhibits and Schedules attached to this Agreement;

          (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and

          (e) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Subsection or other subdivision.

          As used in this Agreement and the Exhibits and Schedules, the following definitions shall apply:

          "Accounts Receivable" means the amounts owing to Seller, FPE and/or FC as of the Closing for services or products provided by the Business prior to the Closing, whether or not Seller has submitted an invoice for such services or products.

          "Acquisition" has the meaning specified in the Recitals.

          "Act" means the Securities Act of 1933, as amended and any successor statute thereto, and the related regulations and published interpretations.

          "Action" means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

          "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

          "Agreement" means this Asset Purchase Agreement between Buyer and Seller and shall include all Exhibits and Schedules hereto and any amendments hereof.

          "Amendment No. 1" means Amendment No. 1, dated August 20, 2003, to the Letter of Intent.

          "Approval" means any duly executed approval, authorization, assignment or Consent, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Person or entity, the receipt of which is necessary to the continued operation of the Business as it has been operated prior to and at the Closing Date.

          "Associate" of a Person means:

          (A) a corporation or organization (other than the parties to this Agreement) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

          (B) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity; and

          (C) any relative or spouse of such Person or any relative of such spouse who has the same home as such Person or who is a director or officer of Seller or any of its Affiliates.

          "Assumed Contract" means each contract specifically identified on Schedule 4.5 to which Seller is a party.

          "Assumed Lease" means each lease specifically identified on Schedule 4.5, together with all amendments, modifications, alterations and other changes thereto, except for the Assumed Real Estate Lease.

          "Assumed Liabilities" means those liabilities of Seller expressly assumed by Buyer pursuant to Section 2.2.

          "Assumed Loan" means each loan specifically identified on Schedule 4.25.

          "Assumed Real Estate Lease" means the lease specifically identified on Schedule 4.24 covering a real property leasehold interest used by Seller in connection with its operation of the Business, together with all amendments, modifications, alterations and other changes thereto.

          "Bank Letter" means the letter dated the Closing Date between Buyer and the Duncans regarding the assumption by Buyer of certain bank loans guaranteed by the Duncans in the form of Exhibit J.

          "Business" means Seller's business involving the 24-hour telephone answering, messaging and virtual office services for physicians and other medically-related businesses through FPE, and the 24-hour telephone answering, messaging and virtual office services for the non-medical business and professional community through FC, and the incidents of such business, including income, cash flow, operations, condition (financial or other), assets, properties, goodwill, anticipated revenues and prospects.

          "Buyer" has the meaning specified in the introductory paragraph of this Agreement.

          "Cash Cap" has the meaning specified in Section 8.3.1.

          "Cash Equivalent Shares" has the meaning specified in Section 2.3.3.

          "Cash Equivalent Shares Registration Statement" has the meaning specified in Section 9.1.

          "Closing" means the closing of the Acquisition contemplated by this Agreement.

          "Closing Balance Sheet" means a balance sheet for the Business as of the Closing Date prepared by Buyer, at its cost, in accordance with GAAP.

          "Closing Date" means the date on which the Closing takes place as specified in Section 3.1.

          "Closing Date Working Capital" means the current assets less the current liabilities of the Business as set forth on the Closing Balance Sheet.

          "Code" means the United States Internal Revenue Code of 1986, as amended, and the related regulations and published interpretations.

          "Common Stock" means shares of Buyer's common stock, $0.001 par value per share, which is currently publicly traded on the American Stock Exchange under the symbol MXR.

          "Consent" means any duly executed, Approval of the assignment to Buyer of an Assumed Contract, Assumed Lease or an Assumed Real Estate Lease which, under the terms of such Assumed Contract, Assumed Lease or Assumed Real Estate Lease, is required to be obtained from a party or parties other than Buyer or Seller in connection with such assignment.

          "Contract" means any contracts, agreements, understandings and arrangements, whether oral or written.

          "Duncans" means M. David Duncan and Nancy L. Duncan.

          "Encumbrance" means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, mortgage, option, pledge, right, restriction, adverse claim or preferential arrangement (whether on sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise.

          "Escrow Shares" have the meaning specified in the Recitals.

          "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

          "Excluded Assets" means those assets of Seller identified in Section 2.1.2.

          "FC" has the meaning specified in the introductory paragraph of this Agreement.

          "Forfeitable Condition" has the meaning specified in Section 9.2.

          "Forfeitable Shares" have the meaning specified in Section 2.3.4.

          "Forfeitable Shares Registration Statement" has the meaning specified in Section 9.2.

          "FPE" has the meaning specified in the introductory paragraph of this Agreement.

          "Fraction" has the meaning specified in Section 9.1.

          "GAAP" means generally accepted accounting principles as in effect from time to time in the United States.

          "Governmental Entity" means any government body agency, authority, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

          "Gross Revenues" for any period means the "revenues" line of the income statement for the Business prepared in accordance with GAAP for such period, excluding any items not in the Ordinary Course.

          "Gross Revenues Payment Amount" has the meaning specified in Section 2.3.5.

          "Hazardous Substance" means (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation by any Governmental Entity which is intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or "EP toxicity."

          "Incentive Shares" have the meaning specified in Section 2.3.6.

          "Indemnified Party" means the party entitled to receive indemnification hereunder.

          "Indemnifying Party" means the party obligated to provide indemnification hereunder.

          "Intellectual Property" means the names "Frontline Physicians Exchange," "Frontline Communications" and all trademarks, tradenames, service marks, logos, copyrights and registrations and applications therefor, and Trade Secrets and know-how and confidential business information, processes and techniques, research and development information, customer and supplier lists and data, plans, proposals, technical data, computer software, copyrightable works, financial, marketing and business data, pricing and cost information, and business and marketing plans relating to the Business owned by Seller and its Affiliates or on which they have any rights or licenses.

          "Inventory" means all of Seller's inventories of the Business existing on the Closing Date, including but not limited to, disposables, spare parts, materials, work-in-process, active shipments, ordered goods and supply items, that are (i) held for sale or rent, (ii) used in connection with the sale or rental of other Purchased Assets, (iii) parts used in the repair of Purchased Assets, or (iv) held by a third party under a rental arrangement whether located on the premises of Seller, in transit to or from such premises, in warehouses, in premises of manufacturers or otherwise.

          "Law" means any statute, law, ordinance, rule, regulation, guideline or interpretation of any Governmental Entity and any Order.

          "Letter of Intent" means the Letter of Intent, dated July 7, 2003, between Buyer and Seller.

          "Loan" means the loan in the original principal amount of $67,000 made by Buyer to Seller prior to the Closing Date pursuant to Section 5 of Amendment No. 1.

          "Loss" means any action, cost, damage, disbursement, claim, expense, liability, loss, deficiency, diminution in value, obligation, penalty, fine, award, judgment, sanction, charge, demand, payment, assessment or settlement of any kind or nature, whether foreseeable or unforeseeable, including, but not limited to, interest or other carrying costs, penalties, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims, actual or threatened, inquiries, hearings or other legal or administrative proceedings, and amounts paid in settlement of any claim, lawsuit or arbitration, that may be imposed on or otherwise incurred or suffered by the specified Person; provided, however, that "Loss" shall not include any amount that is received by such specified Person under a valid and collectible insurance policy.

          "Notice" has the meaning specified in Section 8.3.2.

          "Order" means any decree, injunction, judgment, order, ruling, assessment or writ issued by a Governmental Entity.

          "Ordinary Course" means the ordinary and usual course of the conduct of the Business consistent with past custom and practice.

          "Party" means either Buyer or Seller or collectively, Buyer and Seller.

          "Permit" means any license, permit, agreement, franchise, certificate of authority, authorization or order, or any waiver of the foregoing, required by any Person in connection with, and necessary to the operation of, the Business.

          "Permitted Encumbrances" means those Encumbrances listed on Schedule 2.1.1.

          "Person" means any association, corporation, individual, partnership, firm, limited liability company, trust or any other entity or organization, including a Governmental Entity.

          "Plans" has the meaning specified in Section 4.22.

          "Principal Market" has the meaning specified in Section 2.3.8.

          "Purchase Price" has the meaning specified in Section 2.3.

          "Purchased Assets" has the meaning specified in Section 2.1.1.

          "Qualifying Event" has the meaning specified in Section 9.3.

          "Received Shares" has the meaning specified in Section 9.1.

          "Records" has the meaning specified in Section 2.1.1(n).

          "Rights Agreement" has the meaning specified in Section 9.1.

          "SEC" means the Securities and Exchange Commission.

          "Selected Employees" means the employees of Seller to whom Buyer, in its sole discretion, will offer employment as specified in Section 6.2.1.

          "Seller" has the meaning specified in the introductory paragraph of this Agreement.

          "Selling Window" has the meaning specified in Section 9.1.

          "Shares" mean the Cash Equivalent Shares, the Forfeitable Shares and the Incentive Shares.

          "Shortfall" has the meaning specified in Section 9.1.

          "Sold Shares" has the meaning specified in Section 9.1.

          "Target Amount" has the meaning specified in Section 9.1.

          "Tax" means any foreign, federal, state, county or local income, sales, use, excise, franchise, real property, personal property, transfer, gross receipt, capital stock, production, business, occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity, any interest and penalties (civil or criminal) related thereto or to the non-payment late payment or underpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

          "Tax Return" means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that include Seller.

          "Trade Secrets" means formulas, devices, software or compilations of information which are used in connection with or relating to the Business and which give an opportunity to obtain an advantage over competitors who do not know or use it, including, but not limited to, any forms, plans, drawings, specifications, customer and supplier lists, computer software, marketing and competition analysis and project management, inventory and cost control systems and techniques.

ARTICLE 2
SALE OF ASSETS; ASSUMPTION OF LIABILITIES AND RELATED TRANSACTIONS

          2.1 Purchase and Sale of Assets.

          2.1.1 Purchased Assets.

          Subject to the terms and conditions of this Agreement, on the Closing Date, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller free and clear of all Encumbrances, except permitted Encumbrances as set forth on Schedule 2.1.1, all right, title and interest of the Seller in, to and under all of the assets, properties, privileges, claims and rights and business of Seller of every type and description, real, personal and mixed, tangible and intangible, absolute or contingent, wherever located and whether or not reflected on the books and records of Seller relating to or used in connection with the Business, except the Excluded Assets (the "Purchased Assets"). The Purchased Assets include but are not limited to the following items:

          (a) All Intellectual Property and internet domain names and URLs of the Business;

          (b) All tangible personal property, including, but not limited to, equipment, products, furniture, fixtures, machinery, apparatus, furnishings, parts, supplies, office equipment, and other equipment of every type owned or leased by Sellers and used in connection with the Business;

          (c) The goodwill of the Business;

          (d) All cash, cash equivalents and marketable securities of the Business held or owned by Seller in any bank or securities account:

          (e) All Inventory of the Business;

          (f) All customer deposits of the Business;

          (g) All prepaid expenses of the Business;

          (h) Information services systems and computer hardware and software and computer and other equipment of the Business;

          (i) Sales data, including all sales representative account books, logs and other documents reflecting sales strategies and appointments and suppliers' names of the Business and all sales and promotional materials used by Seller in connection with the Business;

          (j) All of Seller's telephone numbers used in connection with the Business;

          (k) Original customer files, documentation, insurance verification, records, mailing lists and related documentation used in connection with the Business;

          (l) All of Seller's rights and interests arising under or in connection with the Assumed Contracts, Assumed Leases and Assumed Real Estate Lease; and

          (m) All Accounts Receivable;

          (n) All books of account, general, financial, tax and personnel records, invoices, shipping records, sales invoices, warranties on all supplies, equipment correspondence and other documents, records and files and all computer software and programs and any rights thereto owned, associated with or employed by Seller or used in, or relating to, the Business, (collectively, the "Records");

          (o) All claims, causes of action, rights of recovery and rights of set-off of any kind (including rights to insurance proceeds and rights under and pursuant to all warranties, service contracts, representations and guaranties made by suppliers of products, materials or equipment, or components thereof and third-party service providers), pertaining to or arising out of, the Business and inuring to the benefit of the Seller with respect to the Business;

          (p) The vehicle used in the Business, including without limitation the vehicle listed on Schedule 2.1.1 (p).

          (q) All regulatory Permits, owned, held, used, or otherwise possessed by Seller, to the extent transferable to Buyer under applicable Law.

          (r) All other assets, properties, rights and business of every kind and nature owned or held by Seller which are used in the Business, or in which Seller has an interest, known or unknown, fixed or unfixed, choate or inchoate, accrued, absolute, contingent or otherwise, whether or not specifically referred to in this Agreement, except the Excluded Assets.

         2.1.2 Excluded Assets. The assets that constitute Excluded Assets shall include only those assets set forth on Schedule 2.1.2

         2.2 Assumed Liabilities.

          Buyer shall not assume, shall not take subject to and shall not in any way be liable for, any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, of Seller or any Affiliate of Seller except for: (a) the trade and accounts payables of the Business incurred before the Closing Date but not paid by Seller in the Ordinary Course and set forth on Schedule 2.2; (b) the loans payable incurred before the Closing Date which relate to the equipment and primary systems and line of credit of the Business and are on the balance sheet of the Seller delivered pursuant to Section 4.3.1 of this Agreement and set forth on Schedule 2.2; (c) the contractual obligations of the Seller set forth on Schedule 2.2 incurred before the Closing Date which relate to the operation of the Business; and (d) all liabilities and obligations arising on or after the Closing Date with respect to the Assumed Contracts, Assumed Leases, Assumed Real Estate Lease and Assumed Loans. The Parties acknowledge that although it is their intent to make Buyer fully and solely responsible to repay all of the loans set forth on Schedule 4.25 and to discharge and hold the Duncans and Seller harmless from any further obligation with respect to those loans, the lenders that provided the loans are unwilling to release the Duncans and Seller from their Guaranties and other obligations under the loans. Accordingly, Buyer is delivering to Seller and the Duncans at the Closing the Bank Letter.

         2.3 Purchase Price.

          The total purchase price for the Purchased Assets to be paid to Seller by Buyer (the "Purchase Price") shall be paid as follows, subject to adjustment as provided in Section 2.3.6:

         2.3.1 $1,500,000 shall be paid at the Closing, in immediately available funds by wire transfer to an account designated in writing by Seller at least three (3) business days prior to the Closing Date;

         2.3.2 An amount equal to the principal of and interest on the Loan through the Closing Date shall be forgiven and considered to be an additional cash payment at the Closing;

         2.3.3 $500,000, less the value of the Escrow Shares delivered to Seller under Section 2.4, shall be paid at the Closing, in the form of Common Stock (the "Cash Equivalent Shares");

         2.3.4 $1,500,000 shall be paid at the Closing, in the form of Common Stock, subject to forfeiture as provided in Section 9.2 (the "Forfeitable Shares");

         2.3.5 Subject to Section 8.6 and Section 2.5, fifteen (15%) percent of Gross Revenues generated by the Business for calendar years 2003 and 2004, payable in immediately available funds no later than March 31 following the end of each such calendar year (the "Gross Revenues Payment Amount"); and

         2.3.6 Upon the achievement of certain milestones as described in Section 9.3, up to an additional $2,500,000 in the form of Common Stock (the "Incentive Shares")

         2.3.7 Notwithstanding anything herein to the contrary, the Purchase Price shall be reduced on a dollar-for-dollar basis if the Closing Date Working Capital shall equal an amount less than $5,000 by subtracting such lesser amount from the Gross Revenues Payment Amount in the manner described in Section 2.5.

         2.3.8 The number of Cash Equivalent Shares or Forfeitable Shares to be issued pursuant to this Section 2.3 shall be determined based upon the average closing price of the Common Stock on the principal market on which the Common Stock trades (the "Principal Market") for the twenty (20) trading days immediately preceding the Closing Date.

         2.3.9 The number of Incentive Shares to be issued pursuant to Section 9.3 shall be determined based upon the average closing price of the Common Stock on the Principal Market for the twenty (20) trading days immediately preceding the date on which each Qualifying Event is achieved.

         2.4 Escrow.

          The Parties acknowledge that the Escrow Shares are being held in escrow by Warshaw Burstein Cohen Schlesinger & Kuh, LLP pursuant to the terms of Joint Escrow Instructions attached as Annex A to Amendment No. 1 in the form of Exhibit A-1. At the Closing, the Escrow Shares shall be released from escrow, shall be deemed to constitute Cash Equivalent Shares and stock certificates representing such Shares endorsed in blank shall be delivered to Seller.

         2.5 Post Closing Adjustment.

          Buyer and Seller agree that promptly after the preparation of the Closing Balance Sheet pro rata adjustments will be calculated to account for liabilities other than Assumed Liabilities accrued but unpaid as of the Closing Date by Seller. If the Buyer and Seller cannot agree on such adjustments the firm of BDO Seidman, LLP shall make the final determination, which shall be final and binding on the parties. Seller shall pay such pro rata adjustment and any amount payable pursuant to Section 2.3.7 to Buyer as an offset at the earliest possible time to the Gross Revenues Payment Amount otherwise payable by Buyer to Seller pursuant to Section 2.3.5.

ARTICLE 3
CLOSING

         3.1 Closing Date.

          The Closing shall take place on the date hereof at the offices of Warshaw Burstein Cohen Schlesinger & Kuh, LLP.

         3.2 Seller's Closing Deliveries.

          The obligations of Buyer to effect the Closing shall be subject to Seller's delivery of the following items to Buyer at the Closing:

          (a) Bills of Sale in the form of Exhibit B-1 and Exhibit B-2;

          (b) Assignment and Assumption Agreement in the form of Exhibit C;

          (c) Opinion of counsel for Seller in the form of Exhibit D-1 and the certificates, consents and other documents referred to herein as then deliverable by Seller;

          (d) Assignment and Assumption of Lease Agreement relating to the Assumed Real Estate Lease in the form of Exhibit E and the related Estoppel Certificates in the form of Exhibit F;

          (e) Instruments of transfer in the form customarily used in commercial transactions in the area in which the personal property is located, sufficient to transfer each personal property interest owned by Seller and not otherwise transferred by the Bill of Sale referred to in clause (a) above;

          (f) Such other instruments of assignment, transfer and conveyance as Buyer shall reasonably request to transfer to and vest in Buyer all of Seller's right, title and interest in, to and under the Purchased Assets;

          (g) A current list of the locations of all items included in the Purchased Assets held by other Persons;

          (h) The keys to all vehicles and all locks located on or in the Purchased Assets (and any and all cards, codes, devices or things necessary to access any of the Purchased Assets) which shall be surrendered on request to Buyer's representatives at the facilities where such assets are located;

          (i) Evidence of the receipt of all Consents including evidence of the receipt of the consent to the assignment of any Permit requiring consent by its terms;

          (j) Evidence of the receipt of all Approvals;

          (k) Certificate of Incorporation and good standing certificate of Seller, as of a recent date, from its state of incorporation;

          (l) Copy of resolutions duly adopted by the Board of Directors and the shareholders of Seller authorizing and approving the execution and delivery of this Agreement, and the performance of the transactions contemplated hereby, certified by the Secretary of Seller as true and in full force as of the Closing;

          (m) Certificate of incumbency of Seller, dated as of the Closing, of (i) the directors of Seller and (ii) the officers of Seller executing this Agreement or any related agreements or instruments or making certifications for Closing;

          (n) Employment Agreements with Buyer for a term of two (2) years for each of Nancy L. Duncan and M. David Duncan in the form of Exhibit G-1 and Exhibit G-2, respectively, which provide among other things, for annual salaries of $140,000 and $90,000, respectively, and other terms and provisions similar to those applicable to other senior management of Buyer having similar titles and levels of responsibilities; and

          (o) Uniform Commercial Code termination statements, lease termination statements, releases and any other documents necessary to evidence that each of the Purchased Assets is being sold, conveyed, transferred, assigned and delivered to Buyer free and clear of any Encumbrances except Permitted Encumbrances.

          (p) Domain Name Assignment Agreement in the form of Exhibit H necessary to transfer and assign each of the domain names and URLs of the Business to Buyer; and

          (s) The Bank Letter in the form of Exhibit J.

Simultaneously with the deliveries referred to in this Section 3.2, Seller shall take or cause to be taken all such actions as may reasonably be required to put Buyer in actual possession and operating control of the Purchased Assets.

         3.3 Buyer's Closing Deliveries.

          The obligations of Seller to effect the Closing shall be subject to Buyer's delivery of the following items to Seller at the Closing:

          (a) Payment specified in Section 2.3.1

          (b) Stock certificate representing the Cash Equivalent Shares issued in the name of Seller;

          (c) Stock certificate representing the Forfeitable Shares issued in the name of Warshaw Burstein Cohen Schlesinger & Kuh, LLP, as escrow agent;

          (d) Assignment and Assumption Agreement in the form of Exhibit C;

          (e) Assignment and Assumption of Lease Agreements in the form of Exhibit E;

          (f) The Rights Agreement in the form of Exhibit I;

          (g) Opinion of counsel for Buyer in the form of Exhibit D-2 and the certificates, consents and other documents referred to herein as then deliverable by Seller; and

          (h) The Bank Letter in the form of Exhibit J.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents, and warrants to Buyer as of the date hereof (except as otherwise indicated) as follows:

         4.1 Organization.

          Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. Seller has all necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party, to own and lease its properties and assets and to conduct the Business as now conducted. Seller is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which the character or the location of the assets owned or leased by it or the nature of the business conducted by it requires licensing or qualification as listed on Schedule 4.1.

         4.2 Authorization; No Conflicts.

          The execution, delivery and performance of this Agreement and any related agreements by Seller has been duly and validly authorized by Seller and by all other necessary corporate action on the part of Seller. This Agreement and any related agreements constitute the legal, valid and binding obligations of Seller, enforceable against Seller and in accordance with their respective terms. The execution, delivery and performance of this Agreement by Seller and the execution, delivery and performance of any related agreements or contemplated transactions by Seller shall not (i) conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a breach or default under, the charter documents or bylaws of Seller, any Assumed Contract, any Assumed Lease, any Assumed Real Estate Lease, any Assumed Loan or any contract of Seller in connection with the Business, (ii) result in the imposition of any Encumbrance against any of the Purchased Assets or (iii) violate any Law or Order of any Governmental Entity or any arbitrator having jurisdiction over Seller or the Business. Schedule 4.2 lists all Permits and Approvals required to be obtained by Seller to consummate the transactions contemplated by this Agreement. Except for matters identified on Schedule 4.2 as requiring that certain actions be taken by or with respect to a third party or a Governmental Entity, the execution and delivery of this Agreement by Seller and the performance of this Agreement and any related or contemplated transactions by Seller will not require filing or registration with, or the issuance of any Permit by, any Person or Governmental Entity under any applicable Law or contracts to which Seller is a party.

         4.3 Financial Statements; Changes; Contingencies.

         4.3.1 Financial Statements. Schedule 4.3.1 contains true, correct and complete copies of (i) audited financial statements for the Business as at, and for the two (2) calendar years ended December 31, 2001 and December 31, 2002 and (ii) unaudited financial statements for the Business as at, and for the six (6) month period ended June 30, 2003. Such financial statements present fairly the financial condition and the results of operations of the Business as of the last day of the period covered and for the period covered. Seller's financial statements have been prepared in accordance with GAAP. At the dates of such financial statements, Seller did not have any material liability (actual, contingent or accrued) not reflected on such statements. Since December 31, 2002, there has been no change in any of the significant accounting policies, practices or procedures of Seller in connection with the Business.

         4.3.2 No Material Adverse Changes. Except as set forth on Schedule 4.3.2, since December 31, 2002, whether or not in the Ordinary Course, there has not been, occurred or arisen:

          (a) any sale, lease or other disposition of any of the Purchased Assets, except in the Ordinary Course;

          (b) any casualty, loss, damage or destruction (whether or not covered by insurance) of any of the Purchased Assets;

          (c) the Purchased Assets have not been mortgaged, pledged or subjected to any Encumbrance; or

          (d) any material adverse change in the prospects of the Business, the Purchased Assets, the Assumed Contracts, the Assumed Leases, the Assumed Real Estate Lease, the Assumed Loans, the financial condition, results of operations, the accounting practices historically used by Seller in connection with the Business (except to the extent such changes in accounting practices were made at the request of Buyer as part of transactions contemplated by this Agreement).

         4.3.3 No Other Liabilities or Contingencies. There are no liabilities of any nature, whether accrued, unmatured, absolute, contingent or otherwise, and whether due or to become due, probable of assertion or not, relating to the Business, except liabilities that (i) are reflected or disclosed in the most recent financial statements provided pursuant to Subsection 4.3.1, (ii) are set forth on Schedule 4.3.3, or (iii) are retained by Seller.

         4.4 Tax and Other Returns and Reports.

          Seller has timely and properly filed all required Tax Returns and has paid all Taxes due with respect to the Business and the Purchased Assets for all periods ending on or before the Closing Date. There are no Encumbrances with respect to Taxes upon any of the Purchased Assets or the Business, except Encumbrances for current Taxes not yet due. All required Tax Returns relating to the Business, including amendments to date, have been prepared in good faith without negligence or willful misrepresentation and are complete and accurate in all material respects. All Taxes required by law to have been withheld or to be collected for payment have been duly withheld and collected, and have been paid or accrued on Seller's books.

         4.5 Assumed Contracts and Assumed Leases.

          Schedule 4.5 identifies (i) each Assumed Contract and Assumed Lease by date, parties signatory thereto and subject matter and (ii) which of the Assumed Contracts and Assumed Leases require Consent to the assignment of such Assumed Contract and Assumed Lease to Buyer. Each Assumed Contract and Assumed Lease was entered into in the Ordinary Course and on an arms-length basis. The Assumed Contracts and Assumed Leases include each contract upon which the Business is dependent and each contract which is otherwise material to the Business. True, correct and complete copies of the Assumed Contracts and Assumed Leases, including all amendments and supplements, have been delivered to Buyer. Each Assumed Contract is valid and subsisting and, upon assignment pursuant to this Agreement, will be enforceable by Buyer. There is no litigation pending or, to Seller's knowledge, threatened by any Person with respect to any Assumed Contract or Assumed Lease. Seller has duly performed all obligations under each Assumed Contract to the extent that such obligations to perform have accrued and no breach or default, alleged breach or default, or event which would (with notice or passage of time, or both) constitute a breach or default under any Assumed Contract or Assumed Lease by Seller (or, to the best knowledge of Seller, any other Person or obligor with respect thereto), has occurred or as a result of this Agreement or its performance will occur (assuming receipt of all required Approvals and Consents). Except as set forth on Schedule 4.5, consummation of the transactions contemplated by this Agreement shall not (and shall not give any Person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, Seller under any of the Assumed Contracts or Assumed Leases.

         4.6 Title to and Condition of Purchased Assets.

          Except as set forth on Schedule 4.6, Seller has, and is conveying to Buyer under this Agreement, good and marketable title to each of the Purchased Assets, free and clear of any Encumbrance, except Permitted Encumbrances. Seller has all right, power and authority to sell, convey, assign, transfer and deliver the Purchased Assets to Buyer in accordance with the terms of this Agreement. At the Closing, Seller shall deliver the Purchased Assets to Buyer, subject only to Permitted Encumbrances. Except as set forth on Schedule 4.6, the Purchased Assets have been regularly and appropriately maintained, repaired and replaced in accordance with the manufacturers' specifications and good business practice. Except for Inventory that has been written off or reserved against and for which no value has been reflected in the financial statements provided pursuant to Subsection 4.3.1, the Inventory is in good condition and repair (normal wear and tear excepted). Schedule 4.6 sets forth a true and complete list of all tangible personal property owned by Seller, including Inventory, furniture, fixtures and equipment.

         4.7 Legal Proceedings.

          Except as set forth on Schedule 4.7, there is no Order or Action pending or, to the best knowledge of Seller, threatened, against or affecting Seller or any aspect of the Business that individually or when aggregated with one or more other Orders or Actions has or may reasonably be expected to have a material adverse effect on the Business, the Purchased Assets (or the use, operation or value thereof), the Assumed Contracts, the Assumed Leases, the Assumed Real Estate Lease, the Assumed Loans, Sellers' ability to perform this Agreement or any aspect of the transaction contemplated by this Agreement.

         4.8 Accounting Records; Internal Controls.

         4.8.1 Accounting Records. Seller's records accurately and validly reflect its transactions relating to the Business, and Seller has accounting controls sufficient to insure that such transactions are executed in accordance with management's general or specific authorization and recorded so as to maintain accountability for assets.

         4.8.2 Data Processing. The data processing equipment, data transmission equipment, related peripheral equipment and software used by Seller in the operation of the Business (including any disaster recovery facility) to generate and/or retrieve such data or records are comparable in performance, condition and capacity with those utilized by companies of comparable size in similar lines of business.

         4.9 Insurance.

          Seller is, and at all times since inception the Business has been, insured with reputable insurers against all risks involving the Business normally insured against by companies in similar lines of business, and all of the insurance policies and bonds maintained by Seller are in full force and effect. Schedule 4.9 lists all insurance policies and bonds covering the Seller and the Business. Seller is not in default under any such policy or bond. Seller has timely filed claims with its insurers with respect to all matters and occurrences for which it believes it has coverage with respect to the Business. Seller has not received any notice or other indication from any insurer or agent of any intent to cancel or not to renew any of such insurance policies. There are no outstanding requirements or recommendations by any insurance company that issued a policy with respect to the Business or the Purchased Assets or by any fire department or similar organization requiring or recommending any action which has not been taken.

         4.10 Intentionally Omitted.

         4.11 Compliance; Business Practices; Permits.

         4.11.1 Compliance with Laws and Regulations. To the best of Seller's knowledge, the Business has been conducted in accordance with all applicable Laws, including, without limitation, Laws relating to occupational health and safety, equal employment opportunities, fair employment practices and discrimination, privacy, security and exchange of medical records or other information applicable to the Business or any of its properties or assets. Neither Seller nor the Business is subject to any Order issued by a Governmental Entity which could impair its ability to consummate the transactions contemplated hereby or adversely affect Buyer's ownership, use and enjoyment of the Purchased Assets.

         4.11.2 Business Forms, Procedures and Practices. To the best of Seller's knowledge, the forms, procedures and practices relating to the Business are in compliance with all applicable Laws, which forms, procedures and practices include, without limitation, Seller's written and verbal contracts with all health care professionals and organizations of health care professionals and other health care providers in a position to refer customers to the Business.

         4.11.3 Permits. To the best of Seller's knowledge, Seller holds all Permits that are required by any Governmental Entity to permit it to conduct the Business as now conducted and operate the Purchased Assets as they are now operated, and all such Permits are valid and in full force and effect, and Seller is in compliance with all such Permits. No suspension, cancellation or termination of any of such Permit is threatened or imminent.

         4.12 No Brokers or Finders.

          No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller or any Affiliate of Seller in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or shall be entitled to any broker's or finder's or similar fee or other commission as a result of this Agreement or such transactions.

         4.13 Inventory.

          All Inventory of the Business is of good merchantable quality, reasonably in balance, and salable within 30 days (in the case of Inventory held for sale) or currently usable (in the case of other Inventory) in the Ordinary Course. The value of obsolete, damaged or excess Inventory and of Inventory below standard quality has been written down on the most recent balance sheet delivered to Buyer pursuant to Subsection 4.3.1 or, with respect to Inventory purchased since such balance sheet date, on the books and records of Sellers with respect to the Business, to ascertainable market value, or adequate reserves described on such balance sheet have been provided therefor, and the value at which Inventory is carried reflects the customary Inventory valuation policy of Seller in connection with the Business (which fairly reflects the value of obsolete, spoiled or excess Inventory) for stating Inventory.

         4.14 Employees.

          Except as set forth on Schedule 4.14, there are no employment, consulting, severance or indemnification Contracts between Seller and any of its officers, directors, employees and Affiliates. Seller is not a party to any union contract or collective bargaining agreement relating to any aspect of the Business. Schedule 4.14 identifies those employees of Seller who are deemed to be key employees to the operations of the Business. Seller has no plans to terminate, and none of the key employees is expected to terminate his or her employment with Seller in the foreseeable future. Buyer shall, in its sole discretion in accordance with Section 6.2.1, determine those employees of Seller, to whom Buyer may extend an offer of employment. All liabilities or obligations to any employee of Seller resulting from Buyer's failure to offer employment to any employee shall be and remain the sole responsibility and liability of Seller. Seller has paid to date all accrued wages, salary, bonus, commissions, vacation and sick pay due to be paid on or before the Closing Date for all of its employees, agents and representatives, including payroll overheads. Seller shall indemnify, defend and hold harmless Buyer, its shareholders, directors, officers, employees, Affiliates, agents, representative and their respective successor and assigns from and against any liability that may be incurred by reason of Seller having failed to make such payments.

         4.15 Accounts Receivable.

          All Accounts Receivable of Seller received in connection with the Business, whether reflected on the balance sheet as of June 30, 2003 furnished pursuant to Section 4.3.1 or otherwise, represent sales actually made in the Ordinary Course, and are current and are fully collectible net of any reserves shown on said balance sheet, provided that this representation and warranty does not apply to the collectibility of Seller's Accounts Receivable due from Buyer, if any. Seller has delivered to Buyer a complete and accurate aging list of all Accounts Receivable of the Business as of a date not more than five (5) days prior to the Closing Date.

         4.16 Accuracy of Information.

          All information provided by or on behalf of Seller in connection with this Agreement, on the Schedules and in any related agreements and the transactions contemplated hereby, is true and complete and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement therein not misleading. There is no fact or information known to Seller that has or is likely to have a material adverse effect on the Business or the Purchased Assets or the ability of Seller to perform under this Agreement, and Seller has not received notice of any deficiencies in the condition or operation of any of the Purchased Assets and, after making due inquiry of its employees, Seller is not aware of any notice having been given with respect to the foregoing, whether or not in writing. None of the information supplied or to be supplied by or on behalf of Seller (i) to any Person for inclusion in any document or application filed with any Governmental Entity having jurisdiction over or in connection with the transactions contemplated by this Agreement or (ii) to Buyer, its agents or representatives in connection with this Agreement, the negotiations leading up to this Agreement or the transactions contemplated by this Agreement did contain any untrue statement of a material fact, or omitted or shall omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.17 Customers and Suppliers.

          Schedule 4.17 identifies each customer of Seller since January 1, 2001. For each such customer, Schedule 4.17 lists the products and services supplied by Seller to such customer. Seller is providing services to such customers on a direct bill basis and Seller reasonably believes that such customers have the financial capability to pay for such services. There are (i) no customers of Seller accounting for more than 10% of the Gross Revenues of the Business for the last twelve-month period, and (ii) no sole-source suppliers of significant goods or services (other than electricity, gas, telephone or water) to Seller in connection with the Business, with respect to which alternative sources of supply are not readily available on comparable terms and conditions. Nether Seller nor it Affiliates have received in the last twelve-month period any written or oral communications from any customer to the effect that such customer intends to discontinue or reduce the amount of business conducted with Seller or seeks to adjust downward the price of services and products supplied by Seller to such customer.

         4.18 Powers of Attorney.

          Seller has not given any power of attorney (irrevocable or otherwise) to any Person or entity for any purpose relating to the Business or the Purchased Assets, other than powers of attorney given to regulatory authorities in connection with routine qualifications to do business.

         4.19 Intellectual Property.

          Set forth in Schedule 4.19 is a true and complete list of all Intellectual Property. Seller has complete rights to and ownership of all Intellectual Property required for use in connection with the Business except for computer software used under license and listed on Schedule 4.5. Seller does not use any Intellectual Property, other than such licensed software, by consent of any other Person and is not required to and does not make any payments to others with respect thereto. The Intellectual Property of the Business is fully assignable free and clear of any Encumbrances. Seller has in all material respects performed all obligations required to be performed by it, and Seller is not in default in any material respect under any Assumed Contract relating to any of the foregoing. Seller has not received any notice to the effect (or is not otherwise aware) that the Intellectual Property or any use by Seller in connection with the Business, of any such Intellectual Property conflicts with or infringes (or allegedly conflicts with or infringes) the rights of any Person.

         4.20 Dividends and Other Distributions.

          Except as set forth on Schedule 4.20, there has been no dividend or other distribution of assets of the Business whether consisting of money, property or any other thing of value, declared, issued or paid subsequent to the date of the most recent financial statements described in Subsection 4.3.1 by Seller with respect to the Business.

         4.21 Certain Interests.

          No Affiliate of Seller nor any owner, officer or director thereof, nor Associate of any such individual, has any interest in any of the Purchased Assets or any property used in or pertaining to the Business, except as set forth on Schedule 4.21,

         4.22 Employee Benefits.

          Seller shall be solely liable for all contributions, benefits and other obligations with respect to all employee benefit plans of which Seller is or ever has been a party or by which it is or ever has been bound in connection with the Business, including, without limitation, (i) any profit-sharing, deferred compensation, bonus, stock option, phantom stock, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement (including, without limitation, all employee benefit plans which are intended to be qualified under Section 401(a) of Code (including any "multiemployer" plans within the meaning of Section 3(37) of ERISA)), (ii) any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including, but not limited to, benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance of the Business, (iii) any employment agreement, or (iv) any other "employee benefit plan" within the meaning of of ERISA (collectively, the "Plans"). Seller has no responsibility for and has not assumed any pension-related liability of any predecessor business or Person. Buyer shall have no liability or obligations (as a successor or otherwise) with respect to the Plans , except to the extent, if any, that liability is expressly assumed by Buyer.

         4.23 Environmental.

          (i) Seller, in connection with the Business, has not generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of, any Hazardous Substance in violation of any Law; (ii) to the best of Seller's knowledge, there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the Business or the use of any property or facility of Seller or to any nearby or adjacent properties which has created or might reasonably be expected to create any liability under any Law or which would require reporting to or notification of any Governmental Entity; (iii) to the best of Seller's knowledge, no asbestos or polychlorinated biphenyl or underground storage tank is contained in or located at any facility occupied or used by Seller; and (iv) any Hazardous Substance handled or dealt with in any way in connection with the Business, whether before or during Seller's ownership, has been and is being handled or dealt with in all respects in compliance with all applicable Laws.

         4.24 Assumed Real Estate Lease.

          Schedule 4.24 sets forth a description of the premises which are subject to the Assumed Real Estate Lease. Except as set forth on Schedule 4.24, Seller has not received notice of any proposed special assessments, nor any proposed material changes in property tax or land use laws affecting the property pursuant to the Assumed Real Estate Lease. The Assumed Real Estate Lease is valid, binding and enforceable. Seller has delivered to Buyer a true, correct and complete copy of the Assumed Real Estate Lease, together with all amendments, modifications, alterations and other changes thereto. The Assumed Real Estate Lease constitutes the entire agreement to which Seller is a party with respect to the property which is referred to therein. There exists no breach or default, nor state of facts which, with the passage of time, notice, or both, would result in a breach or default on the part of Seller or the lessor thereunder. Seller has no knowledge that the space covered by the Assumed Real Estate Lease is subject to any zoning, planning or other similar restrictions not disclosed on Schedule 4.24 which could adversely affect the Business conducted thereon. All space and improvements leased by Seller have been fully and satisfactorily completed and furnished in accordance with the provisions of the Assumed Real Estate Lease and have received all required Permits under Law. There are no tenants, subtenants, occupants or licensees of space covered by the Assumed Real Estate Lease, other than Seller.

         4.25 Assumed Loans.

          Schedule 4.25 sets forth a description of any loan agreement, credit agreement, line of credit on other similar contract relating to the indebtedness for borrowed money, or any contract relating to any guarantee of any of the foregoing relating to the Business, by which Seller is bound or affected and which is being assumed by Buyer hereunder. Each Assumed Loan is valid, binding and enforceable. Seller has delivered to Buyer a true, correct and complete copy of each Assumed Loan, together with all amendments, modifications, alterations and other changes thereto. Each Assumed Loan constitutes the entire agreement to which Seller is a party with respect to the indebtedness referred to therein. There exists no breach or default on the part of Seller, nor state of facts which, with the passage of time, notice or both, would result in a breach or default on the part of Seller of lender thereunder.

         4.26 Investment Intent.

          With respect to the Shares to be received by Seller:

          (a) Seller acknowledges that the Shares to be issued and delivered to Seller hereunder shall be issued in reliance upon the exemption afforded by Section 4(2) of the Act, and that Buyer is relying upon the truth and accuracy of the representations set forth in this Article 4.

          (b) The Shares shall be acquired for Seller's own account, not as nominee or agent, and not with a view to the resale or other transfer or distribution of any portion thereof or interest therein in violation of the Act, and Seller has no present intention of selling, granting any participation in, or otherwise transferring or distributing the Shares or any portion thereof or interest therein in violation of the Act. Seller is not a registered broker-dealer or an entity engaged in the business of being a broker-dealer.

          (c) Seller acknowledges that it can bear the economic risk and complete loss of its investment in the Shares, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby. Seller must continue to bear the economic risk of the investment in the Shares unless they are subsequently registered under the Act or an exemption from such registration is available.

          (d) Seller acknowledges that the market value of the Shares will fluctuate from their value on the Closing Date and, at the time Seller disposes of the Shares, such Shares may be worth more or less than their market value on the Closing Date.

          (e) Seller has had an opportunity to receive all additional information related to Buyer requested by it and to ask questions of and receive answers from Buyer regarding Buyer and its businesses, operations and conditions. In accepting the Shares, no oral or written representations (other than those specifically made in this Agreement) have been made to Seller.

          (f) Seller understands that the Shares are characterized as "restricted securities" under the Act inasmuch as they are being acquired from Buyer in a transaction not involving a public offering and that under the Act and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances.

          (g) Seller understands that the Shares have not been registered under the Act, and have not been registered or qualified under the securities laws of any state of the United States. Seller acknowledges that it has no right to require Buyer to register the Shares under the Act or to register or qualify the Shares under the securities laws of any state of the United States except as set forth in this Agreement or the Rights Agreement.

          (h) It is understood that, until the earlier of: (a) registration under the Act or (b) the time when any of the Shares may be sold pursuant to Rule 144(k) under the Act, stock certificates evidencing such Shares shall bear the following legend:

"THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR EXEMPTION FROM REGISTRATION UNDER THE FOREGOING LAWS".

          (i) Seller is an "accredited investor" as defined in Regulation D promulgated under the Act.

         4.27 Books and Records.

          The books of account and other financial and corporate records (including, without limitation, general ledgers, sales invoices, registers and ledgers, duplicate check vouchers and supporting documents, payroll registers, check registers, bank statements, cost accounting records, inspection reports and warranty and quality control records) of Seller are in all material respects complete and correct, are maintained in accordance with good business practices and have been accurately reflected in the balance sheet delivered pursuant to Section 4.3.1 for the Business. The minute books of the Seller contain accurate records of all meetings and accurately reflect all other corporate actions of the shareholders and directors of Seller.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof (except as otherwise indicated) as follows:

         5.1 Organization.

          Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Buyer has all necessary corporate power and authority to conduct its business as now conducted. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party.

         5.2 Authorization.

          The execution, delivery and performance of this Agreement and any related agreements by Buyer have been duly and validly authorized by the Board of Directors of Buyer and by all other necessary corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

         5.3 No Conflicts.

          The execution, delivery and performance of this Agreement by Buyer will not (with notice or passage of time, or both) violate the provisions of, or constitute a breach or default under, (i) the charter documents or bylaws of Buyer, (ii) any Law to which Buyer is subject, or (iii) any contract to which Buyer is a party that is material to the financial condition, results of operations or conduct Buyer's business.

         5.4 No Brokers or Finders.

          No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Buyer or any Affiliate of Buyer in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fee or other commission as a result of this Agreement or such transactions.

         5.5 Shares.

          When issued and delivered in accordance with this Agreement, the Shares issued to Seller shall be duly authorized, validly issued and outstanding, fully-paid and non-assessable, free and clear of all Encumbrances except for restrictions on resale set forth in this Agreement

         5.6 Accuracy of Information.

          All information provided by or on behalf of Buyer in connection with this Agreement and in any related agreements and the transactions contemplated hereby, is true and complete and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement therein not misleading. There is no fact or information known to Buyer that has or is likely to have a material adverse effect on the Shares or the ability of Buyer to perform under this Agreement. None of the information supplied or to be supplied by or on behalf of Buyer (i) to any Person for inclusion in any document or application filed with any Governmental Entity having jurisdiction over Buyer or in connection with the transactions contemplated by this Agreement or (ii) to Seller, its agents or representatives in connection with this Agreement, the negotiations leading up to this Agreement or the transactions contemplated by this Agreement, contained, or at the respective times such information is delivered, shall contain any untrue statement of a material fact, or omitted or shall omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         5.7 Payment of Assumed Loans.

          Buyer will pay when due all amounts owed under the Assumed Loans.

ARTICLE 6
COVENANTS

         6.1 Transition Insurance.

          If requested by Buyer prior to the Closing Date, and to the extent permissible under the subject insurance policies, Seller shall maintain in effect for a period of sixty (60) days following the Closing Date Seller's insurance policies covering the Purchased Assets at the same level of coverage as in effect prior to and on the Closing Date. Buyer shall reimburse Seller for the out-of-pocket cost of maintaining such coverage after the Closing Date.

         6.2 Employment Matters.

         6.2.1 Selected Employees. Buyer, in its sole discretion, shall determine the employees of Seller employed in connection with the Business, if any, to whom Buyer shall offer employment (the "Selected Employees") ; provided, however, that Buyer agrees that it shall offer employment to Shamess Twardy, Jennifer Clark and Terra Saffen on substantially similar terms and conditions as those employees' current employment with Seller. Seller shall not take any action, directly or indirectly, to prevent or discourage any Selected Employee from being employed by Buyer. Except as provided in this Section 6.2.1, and in the agreements set forth in Section A of Schedule 4.14 any liabilities or obligations to any of Seller's employees resulting from Buyer's failure to offer employment to such employee will be, and will remain, the sole responsibility of Seller.

         6.2.2 WARN. Seller hereby represents and warrants that for purposes of the Worker Adjustment and Retraining Notification Act and with respect to employees performing services for the Business (i) in the previous thirty (30) days there has been no employment loss at a single site of fifty (50) or more employees, (ii) no single site of employment of the Business has, or during the past ninety (90) days has had, fifty (50) or more employees.

         6.3 Further Assurances.

          Seller shall (a) file any notice, statement or other communication, (b) obtain and provide to Buyer (and shall immediately prepare all filings and applications, requests and notices preliminary to obtaining) all Approvals and Consents, (c) execute and deliver all such other and additional instruments, notices, releases, undertakings and other documents, and (d) do all such other acts and things, all as may be reasonably requested by Buyer to assure to Buyer all the rights and interests granted or intended to be granted under this Agreement. Seller shall take or shall cause to be taken such other reasonable actions as Buyer may require more effectively to transfer, convey and assign to, and vest in, Buyer, and put Buyer in possession of, the Purchased Assets as contemplated by this Agreement.

         6.4 Passage of Title and Risk of Loss.

          Legal title, equitable title and risk of loss with respect to the property and rights to be transferred hereunder shall not pass to Buyer until the property or right is transferred at the Closing and possession thereof is delivered to Buyer.

         6.5 Expenses and Taxes.

          All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. Any transfer, documentary, sales, use, registration, value-added and other similar Taxes applicable to the conveyance and transfer from Seller to Buyer of the Purchased Assets and related fees (including any penalties, interest and additions to Tax) shall be paid by Seller.

         6.6 Litigation Arising from the Business.

          The Parties recognize that, in the future, litigation may arise relating to the Purchased Assets or the Business and the conduct thereof which may relate in part, directly or indirectly, both to the period prior to the Closing and the period subsequent to the Closing. Each of the Parties agrees that, to the extent reasonable under the circumstances and at the request of the other Party, it will provide to the other Party information, records and documents in its possession relating to the Purchased Assets and the Business to assist the other Party in connection with any such litigation or potential litigation in which such other Party is or may be involved.

         6.7 Allocation of Purchase Price.

          The Parties shall agree on an allocation of the Purchase Price within ten (10) business days from the Closing Date and shall use such allocation in filing Internal Revenue Form 8594. The Parties further agree to make no change or alteration of the Form 8594 without prior written consent of the other Party.

         6.8 Tax Cooperation.

          After the Closing, the Parties shall, and shall cause each of their respective Affiliates to, cooperate fully with each other in the preparation of all Tax Returns and shall provide or cause to be provided, to the requesting Party any records and other information reasonably requested in connection therewith as well as access to, and the cooperation of, such Party's accountants and Affiliates and shall, and shall cause each of its respective Affiliates to, cooperate fully with the other Party in connection with any Tax investigation, audit or other proceeding relating to the Business. Any information obtained pursuant to this Section 6.8 or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other Schedule relating to Taxes shall be subject to Section 10.15.

         6.9 Access to Information and Cooperation.

          Seller shall provide to Buyer and its counsel, accountants, consultants and other representatives, full access, during normal business hours, to all of its properties, books, accounts, tax returns, contracts, commitments and records, furnish to Buyer all such information concerning its business and affairs as Buyer reasonably may request and cause its independent public accountants to permit Buyer and its representatives to examine all records and working papers in order to permit an independent accounting firm selected by Buyer to conduct an audit of the Business's financial statements in a diligent manner. Seller and its principals shall cooperate with Buyer and its accountants in the preparation of all financial statements contemplated by this Agreement or required to be filed by Buyer under applicable Law. Such cooperation shall include, but not be limited to, issuing representation letters to Buyer's accountants with respect to all financial statements of Seller covering dates or periods on or prior to the Closing Date.

         6.10 Telephone Numbers.

          Seller agrees that Buyer shall have all of Seller's right to use, if Buyer elects, the telephone numbers (local and toll free) which telephone numbers include Seller's telephone number used for sending and receiving facsimile transmissions and all interconnects to Seller's customers that allow Seller to answer telephone calls directed to Seller's customers which numbers have been used through the date hereof by Seller.

         6.11 Change of Name.

          After the Closing, Seller agrees that it shall immediately discontinue and no longer use the trade name of "Frontline Physicians Exchange" and "Frontline Communications" or any variation or derivation thereof, and remove from any website of Seller, which website does not relate to the Business, FPE or FC, any references or hyperlinks to "Frontline Physicians Exchange" and "Frontline Communications".

         6.12 Non-Competition.

         6.12.1 Restrictions on Competitive Activities. Seller agrees that, after the Closing, Buyer shall be entitled to the goodwill and going concern value of the Business and to protect and preserve the same to the maximum extent permitted by Law. Seller also acknowledges that its management contributions to the Business have been uniquely valuable and involve proprietary information that would be competitively unfair to use or to make available to any competitor of the Business. For these and other reasons and as an inducement to Buyer to enter into this Agreement, Seller agrees that for a period of five (5) years from the date hereof, Seller shall not, directly or indirectly, through an Affiliate, for its own benefit or as agent for another, engage in any activities, carry on or participate in the ownership, management or control of, or allow its name or reputation to be used in or by, any other present or future business enterprise that competes with Buyer in the activities of or is substantially similar to the Business in the United States. The Seller acknowledges the reasonableness of the geographic scope of this Section 6.12 as technology would allow Seller to operate a business anywhere in the Untied States and compete with Buyer in whatever geographic areas Buyer may be doing business in the future.

         6.12.2 Restrictions on Solicitation. Seller agrees that for a period of five (5) years after the Closing Date Seller shall not, directly or indirectly, either for itself or any other Person, (i) induce or attempt to induce any employee of Buyer to leave the employ of Buyer, (ii) in any way interfere with the relationship between Buyer and any employee of Buyer, (iii) employ or otherwise engage, or offer to employ or otherwise engage, any Person who is then (or was at any time within six months before the time of such employment, engagement or offer thereof) an employee, sales representative or agent of Seller (or of Buyer as successor to the Business), or (iv) induce or attempt to induce any customer, supplier licensee, or business relation of Buyer to cease its relationship with Buyer.

         6.12.3 Exceptions. Nothing contained herein shall limit the right of Seller as an investor to hold and make investments in securities of any corporation or limited partnership that is registered on a national securities exchange or admitted to trading privileges thereon or actively traded in a generally recognized over-the-counter market, provided such Seller equity interest therein does not exceed 1% of the outstanding shares or interests in such corporation or partnership that is a competing business.

         6.12.4 Special Remedies and Enforcement. Seller recognizes and agrees that a breach by Seller of any of the covenants set forth in this Section 6.12 could cause irreparable harm to Buyer, that Buyer's remedies at Law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach a restraining order or injunction or both may be issued against Seller, in addition to any other rights and remedies which are available to Buyer. If this Section 6.12 is more restrictive than permitted by the Laws of any jurisdiction in which Buyer seeks enforcement hereof, this Section 6.12 will be limited to the extent required to permit enforcement under such Laws. In particular, the parties intend that the covenants contained in the preceding portions of this Section 6.12 shall be construed as a series of separate covenants, one for each county and city specified. Except for geographic coverage, each such separate covenant will be deemed identical in terms. If, in any judicial proceeding, a court refuses to enforce any of the separate covenants deemed included in this Section 6.12, then such unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

ARTICLE 7
SURVIVAL OF OBLIGATIONS; BUYER'S CONDITIONS TO CLOSING

         7.1 Survival of Representations and Warranties.

          The representations and warranties contained in or made pursuant to this Agreement shall survive the Closing and expire on the third anniversary of the Closing Date, except (i) as to any matter as to which a claim has been submitted in writing to the other party before such date and identified as a claim for indemnification pursuant to Article 8, (ii) as to any matter which is based successfully upon fraud with respect to which the cause of action shall expire only upon expiration of the applicable statute of limitations, (iii) those representations and warranties made by Seller contained in Section 4.6 (Title to and Condition of Purchased Assets), which shall remain in full force and effect indefinitely, and (iv) the representations and warranties contained in Section 4.4 (Tax and Other Returns and Reports) shall continue through the expiration of the applicable statute of limitation (or, if a claim has been asserted prior to such expiration, until 24 months after the date of its final resolution).

         7.2 Covenants. Seller

          shall have performed and complied in all respects with all covenants, agreements and conditions set forth herein which are required to be performed or complied with by it on or prior to the Closing Date.

         7.3 Consents.

          The required consent of any party to an agreement set forth on Schedule 4.5 shall have been received by Buyer on or prior to the Closing Date.

ARTICLE 8
INDEMNIFICATION

         8.1 Obligations of Seller.

          Seller shall indemnify, defend and hold harmless Buyer and its shareholders, directors, officers, employees, Affiliates, agents, representatives and assigns, from and against any and all Losses, directly or indirectly, as a result of, in connection with, or based upon or arising from any of the following: (i) any inaccuracy in or breach or non-performance of any of the representations, warranties, covenants or agreements made by Seller in or pursuant to this Agreement; (ii) the failure of Seller to perform fully any covenant, provision or agreement to be performed or observed by it pursuant to this Agreement; (iii) any other matter as to which Seller in other provisions of this Agreement has agreed to indemnify Buyer; (iv) any third party claims in respect of the Business or Purchased Assets or regarding the conduct of the Business, arising prior to the Closing that are asserted prior to, on or after the Closing, except to the extent expressly assumed by Buyer pursuant to this Agreement; (v) any failure to have obtained all Permits and Approvals required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; (vi) any liability to any employee of the Business relating to any period on or prior to the Closing Date or resulting from Buyer's failure to offer employment to such employee; or (vii) any liabilities incurred by Seller before the Closing Date and not expressly assumed by Buyer pursuant to this Agreement. Seller shall reimburse the Indemnified Party promptly upon demand for any unreimbursed payment made or Loss suffered by such Indemnified Party, as such payment is made or Loss suffered, in respect of any Loss, liability, judgment, claim or demand to which the foregoing indemnity relates.

         8.2 Obligations of Buyer.

          Buyer shall indemnify, defend and hold harmless Seller and its shareholders, directors, officers, employees, Affiliates, agents, representatives and assigns from and against any and all Losses, directly or indirectly, as a result of, in connection with, or based upon or arising from any of the following: (i) any inaccuracy in or breach or non-performance of any of the representations, warranties, covenants or agreements made by Buyer in or pursuant to this Agreement; (ii) the failure of Buyer to perform fully any covenant, provision or agreement to be performed or observed by it pursuant to this Agreement; (iii) any other matter as to which Buyer in other provisions of this Agreement has agreed to indemnify Seller; (iv) any third party claims in respect of the Business or Purchased Assets or regarding the conduct of the Business, arising after the Closing; or (v) any liability to any employee of the Business relating to any period after the Closing Date. Buyer shall reimburse the Indemnified Party promptly upon demand for any unreimbursed payment made or Loss suffered by the Indemnified Party at any time after the Closing Date in respect of any Loss to which the foregoing indemnity relates.

         8.3 Procedure.

         8.3.1 Notice of Loss. The Indemnified Party with respect to any Loss shall give prompt notice thereof to the Indemnifying Party.

         8.3.2 Basket and Cap. Any other provision of this Article notwithstanding, the Parties' indemnity obligations shall be subject to the following limitations: (1) neither Party shall be obligated to indemnify the other party unless and until the total of all Losses incurred by the Party seeking indemnity exceeds the sum of Fifty Thousand Dollars ($50,000.00), in which event the Party seeking indemnity shall be entitled to recover all Losses incurred, and (2) the cumulative maximum indemnity obligation under this Agreement for Buyer, on the one hand, and Seller, on the other hand, shall be the sum of the following: (a) One Million Five Hundred Thousand Dollars ($1,500,000), (b) an amount equal to the principal of and interest on the Loan through the Closing Date, (c) any Gross Revenues Payment Amounts paid by Buyer to Seller or Seller's designee, (d) the gross cash proceeds received by Seller or its agent from any sales of the Shares, (e) the fair market value of any non-cash property received by Seller or its agent from a disposition of the Shares and (f) the fair market value of any Shares not sold, transferred or otherwise disposed of by Seller or its agent as determined by the average closing price of the Common Stock on the Principal Market for the twenty (20) trading days immediately preceding the date in which a claim under this Section 8 is made. To meet its indemnity obligations, if any, the Seller shall initially pay cash up to the sum of the amounts set forth in Sections 8.3.2(2)(a), (b), (c), (d) and (e) (the "Cash Cap"). To the extent that Seller has made cash payments to Buyer in an amount equal to the Cash Cap, Seller shall then subsequently pay the remainder of its indemnity obligations still outstanding, if any, through the transfer of Shares to Buyer in an amount up to a maximum indemnity obligation equal to the amount set forth in Section 8.3.2(f). Further, no indemnity shall be required with respect to any claim of breach or alleged breach of any warranty or representation presented after such representation or warranty has expired pursuant to the terms of this Agreement. Notwithstanding anything set forth in this paragraph, the limitations contained in this paragraph shall not apply to any failure by Buyer to pay when due the Purchase Price or the amount due under the Assumed Loan, as any such failure shall provide Seller with the right to full and complete indemnity for all Losses arising from said failure.

         8.3.3 Defense. In the event any Person or entity not a party to this Agreement shall make a demand or claim or file or threaten to file or continue any lawsuit, which demand, claim or lawsuit may result in liability to an Indemnified Party in respect of matters embraced by the indemnity under this Agreement, or in the event that a potential Loss, damage or expense comes to the attention of any Party in respect of matters embraced by the indemnity under this Agreement, then the Party receiving notice or becoming aware of such event shall promptly notify the other Party in writing of the demand, claim or lawsuit. Within ten days after written notice by the Indemnified Party (the "Notice") to an Indemnifying Party of such demand, claim or lawsuit, except as provided in the next sentence, the Indemnifying Party shall have the option, at its sole cost and expense, to retain counsel for the Indemnified Party to defend any such demand, claim or lawsuit, provided that counsel who will conduct the defense of such demand, claim or lawsuit will be approved by the Indemnified Party whose approval will not unreasonably be withheld. The Indemnified Party shall have the right, at its own expense, to participate in the defense of any suit, action or proceeding brought against it with respect to which indemnification may be sought hereunder; provided, however, if (i) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, and the Indemnifying Party has not retained separate counsel for the Indemnified Party, (ii) the employment of counsel by such Indemnified Party has been authorized in writing by the Indemnifying Party, or (iii) the Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time; then, the Indemnified Party shall have the right to retain its own counsel at the sole cost and expense of the Indemnifying Party, which costs and expenses shall be paid by the Indemnifying Party on a current basis. No Indemnifying Party, in the defense of any such demand, claim or lawsuit, will consent to entry of any judgment or enter into any settlement without the consent of the Indemnified Party. If any Indemnified Party will have been advised by counsel chosen by it that there may be one or more legal defenses available to such Indemnified Party which are different from or in addition to those which have been asserted by the Indemnifying Party and counsel retained by the Indemnifying Party declines to assert those defenses, then, at the election of the Indemnified Party, the Indemnifying Party will not have the right to continue the defense of such demand, claim or lawsuit on behalf of such Indemnified Party and will reimburse such Indemnified Party and any Person controlling such Indemnified Party on a current basis for the reasonable fees and expenses of any counsel retained by the Indemnified Party to undertake the defense. In the event that the Indemnifying Party shall fail to respond within ten days after receipt of the Notice, the Indemnified Party may retain counsel and conduct the defense of such demand, claim or lawsuit, as it may in its sole discretion deem proper, at the sole cost and expense of the Indemnifying Party, which costs and expenses shall be paid by the Indemnifying Party on a current basis. Failure to provide Notice shall not limit the rights of such party to indemnification, except to the extent the Indemnifying Party's defense of the action is actually prejudiced by such failure.

         8.4 Notice by the Parties.

          Each Party agrees to notify the other of any liabilities, claims or misrepresentations, breaches or other matters covered by this Article 8 upon discovery or receipt of notice thereof (other than from the other Party).

         8.5 Not Exclusive Remedy.

          Nothing in this Article 8 other than Section 8.3.2 shall be deemed to preclude or otherwise limit in any way either Party's exercise of its other rights or pursuit of other remedies specified in this Agreement.

         8.6 Offset.

          If at any time prior to the date on which the Gross Revenues Payment Amount is due from Buyer to Seller under this Agreement, Buyer has reasonably and in good faith asserted a claim under this Article 8 and such claim is pending or unresolved, Buyer shall have the right, in addition to other rights and remedies (whether under this Agreement or applicable Law), to withhold from the Gross Revenues Payment Amount an amount equal to the amount of the claim until such matters are resolved. If it is finally determined that any part or all of such claims are covered by this Agreement, the amount of such claims may be offset against the retained portion of the Gross Revenues Payment Amount, and the remainder, if any, shall be delivered to Seller pursuant to this Agreement. Such right of offset shall not be Buyer's exclusive remedy and shall not limit the amount of Buyer's claim.

         8.7 Survival.

          This Article 8 shall survive the Closing and shall remain in effect indefinitely. Any matter as to which a claim has been asserted by notice to the other Party that is pending or unresolved at the end of any applicable limitation period set forth in Section 7.1 shall continue to be covered by this Article 8 notwithstanding any applicable statute of limitations (which the Parties hereby waive) until such matter is finally terminated or otherwise resolved by the Parties or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

ARTICLE 9
REGISTRATION OF SHARES

         9.1 Cash Equivalent Shares.

          Buyer shall use its best efforts to include the Cash Equivalent Shares in a Registration Statement on Form S-3 to be filed with the SEC within twenty (20) days from the Closing Date (the "Cash Equivalent Shares Registration Statement") in accordance with the terms and conditions of a Registration Rights Agreement in the form of Exhibit K (the "Rights Agreement"). During the six-month period commencing on the effective date of the Cash Equivalent Shares Registration Statement (the "Selling Window"), Seller shall have the right, but not the obligation, to sell all or any portion of the Cash Equivalent Shares; provided; however, that Seller shall not sell more than 150,000 Cash Equivalent Shares in any calendar week, or more than 50,000 Cash Equivalent Shares on any day, during the Selling Window. If Seller receives gross proceeds from the sale of Cash Equivalent Shares of less than the Target Amount (as defined below), Buyer shall, within three (3) business days after the end of the Selling Window, pay to Seller an amount in cash equal to the Shortfall. The Shortfall payment, if any, shall be treated by the Parties as an adjustment of the value of the Sold Shares and not as additional Purchase Price. As used in this Section 9.1, "Target Amount" shall mean the amount determined by: first, determining the fraction of Cash Equivalent Shares sold (the "Fraction") by dividing the number of Cash Equivalent Shares sold during the Selling Window (the "Sold Shares") by the total number of Cash Equivalent Shares received by the Seller pursuant to Section 2.3.3 (the "Received Shares"); and second, determining the Target Amount by multiplying $500,000 by the Fraction; and the term "Shortfall" means the amount determined by subtracting from the Target Amount the amount of gross proceeds received by the Seller from the sale of the Sold Shares. Seller shall furnish copies of all confirmations evidencing sales of Sold Shares promptly after any such sales. Nothing in this Section 9.1 shall limit Seller's right, if otherwise permitted by applicable Law, to sell Cash Equivalent Shares outside the Selling Window. However, Cash Equivalent Shares sold outside the Selling Window shall not result in any Shortfall, regardless of the price at which they are sold.

         9.2 Forfeitable Shares.

          Buyer shall use its best efforts to include the Forfeitable Shares in a Registration Statement on Form S-3 (the "Forfeitable Shares Registration Statement") to be filed with the SEC within twenty (20) days after the Forfeiture Condition is satisfied in accordance with the terms and conditions of the Rights Agreement. As used in this Section 9.2, "Forfeiture Condition" means that the Gross Revenues generated by the Business for the calendar year 2003 equal or exceed $1,000,000 as determined upon the completion of the 2003 audit of the Business, which shall be completed no later than March 31, 2004. If, for any reason, the Forfeiture Condition is not satisfied, Seller shall forfeit the Forfeitable Shares to Buyer. The stock certificates representing the Forfeitable Shares shall contain a legend referencing the Forfeitable Condition. If and when the Forfeitable Condition has been satisfied, Seller shall be entitled to exchange the stock certificates containing the Forfeitable Condition legend for new stock certificates without the Forfeitable Condition legend, which new certificates shall be provided to Seller within ten business days of the date Seller surrenders the stock certificates containing the Forfeitable Condition legend. The Forfeitable Shares shall be held by Warshaw Burstein Cohen Schlesinger & Kuh, LLP, as escrow agent, pursuant to the terms of the Joint Escrow Instructions annexed hereto as Exhibit A-2 pending determination of the audited determination of whether the Forfeitable Condition has been satisfied, which shall be made no later than March 31, 2004. Subject to the satisfaction of the Forfeiture Condition, all of the Forfeitable Shares shall be available for resale from and after 12 months after the effective date of the Forfeitable Shares Registration Statement.

         9.3 Incentive Shares.

          Buyer shall issue to Seller up to an additional $2,500,000 of Incentive Shares of Common Stock, based on the achievement of the following milestones (the "Qualifying Event"). The number of Incentive Shares to be issued upon the achievement of the Qualifying Event shall be determined based on the average closing price of Common Stock on the Principal Market for the twenty (20) trading days immediately prior to date on which the Qualifying Event is achieved. Buyer shall use its best efforts to include the earned Incentive Shares in a Registration Statement on Form S-3 to be filed with the SEC within forty-five (45) days after achievement of each individual Qualifying Event in accordance with the terms and conditions of the Rights Agreement:

          (a) $250,000 of Incentive Shares shall be issued to Seller for each 50 physicians offices which are active customers of Seller on the Closing Date or which become active customers of the Business after the Closing Date and, in either case, are users of the Buyer's electronic prescribing and physician connectivity technologies, which in the aggregate must generate an average of $100 per month to Buyer, over any 6-month period, as determined at the end of each calendar quarter, within the two-year period immediately following the Closing Date. In no event shall more than $1,500,000 of Incentive Shares be issued pursuant to this Section 9.3(a).

          (b) $1,000,000 of Incentive Shares shall be issued to Seller by the earlier of (i) March 31, 2005, and (ii) the date on which the audited financial statements for the Business for 2004 become available for achieving average annual revenues of $1,500,000 per year, generated by the Business, for the two-year period covering calendar years 2003 and 2004.

ARTICLE 10
GENERAL

         10.1 Amendments; Waivers.

          This Agreement and any Schedule or Exhibit may be amended only by agreement in writing of the Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

         10.2 Entire Agreement.

          This Agreement (together with its Schedules and Exhibits) constitutes and contains the entire agreement and final understanding between the Parties concerning the Acquisition and all other subject matters addressed herein or pertaining thereto. This Agreement supersedes and replaces all prior negotiations and all prior or contemporaneous representations, promises or agreements, proposed or otherwise, whether written or oral, concerning the Acquisition and all other subject matters addressed herein or pertaining thereto.

         10.3 Governing Law.

         10.3.1 Applicable Law. This Agreement, the legal relations among the parties and any Action, whether contractual or non-contractual, instituted by any Party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, including, but not limited to, the negotiation, execution, interpretation, coverage, scope, performance, breach, termination, validity or enforceability of this Agreement, shall be governed by and construed and interpreted in accordance with the laws of the State of New York applicable to contracts made and performed in such State and without regard to principles of conflicts of law.

         10.3.2 Submission to Jurisdiction. Each party hereby irrevocably submits to and accepts for itself and its properties, generally and unconditionally, the exclusive jurisdiction of and service of process pursuant to the laws of the State of New York and the rules of its courts, waives any defense of forum non conveniens and agrees to be bound by any judgment rendered thereby arising under or out of, in connection with or in respect of this Agreement or any related document or obligation. Each Party further irrevocably designates and appoints the individual identified in or pursuant to Section 10.8 to receive notices on its behalf, as its agent to receive on its behalf service of all process in any such Action before any body, such service being hereby acknowledged to be effective and binding service in every respect. If any agent so appointed refuses to accept service, the designating party hereby agrees that service of process sufficient for personal jurisdiction in any action against it in the applicable jurisdiction may be made by registered or certified mail, return receipt requested, to its address provided in Section 10.8. Each Party hereby acknowledges that such service shall be effective and binding in every respect.

         10.4 Headings.

          The descriptive headings of the Articles, Sections and Subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

         10.5 Counterparts.

          This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts and by facsimile signature. All of such counterparts shall constitute one and the same agreement become effective (unless otherwise therein provided) when one or more counterparts have been signed by each party and delivered to the other parties.

         10.6 Publicity.

          Buyer and Seller will coordinate all publicity relating to the transactions contemplated by this Agreement, and the Parties will not issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without the written approval of the other Party except to the extent that legal counsel to Seller or Buyer, as the case may be, delivers a written opinion to the other Party to the effect that a particular action may be required by applicable Law, in which event the Party taking the particular action shall give reasonable notice to the other Parties and shall consult with such other Parties regarding such action.

         10.7 Parties in Interest.

          This Agreement will be binding upon and inure to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any Party to this Agreement.

         10.8 Notices.

          Any notice or other communication hereunder must be given in writing and either (i) delivered in person, (ii) transmitted by telefacsimile, provided that any notice so given is also mailed as provided in clause (iii), or (iii) mailed, postage prepaid, as follows:

(i) If to Buyer, to:

Medix Resources, Inc.

 420 Lexington Avenue, Suite 1830

New York, New York 10170

Attention: Darryl R. Cohen

Facsimile No.: (212) 681-9817

With a copy to:

Warshaw Burstein Cohen Schlesinger & Kuh, LLP

555 Fifth Avenue

New York, New York 10017

Attention: Peter B. Hirshfield

Facsimile No.: (646) 349-1665

(ii) If to Sellers, to:

The Duncan Group, Inc.

 9302 North Meridian Street, Suite 350

Indianapolis, Indiana 46260

Attention: David Duncan

Facsimile No.: (317) 202-7825

With a copy to:

Riley Bennett & Egloff, LLP

One American Square

Box 82035

Indianapolis, Indiana 46282

Attention: Ryan L. Leitch

Facsimile No. (317) 636-8027

or to such other address or to such other person as any party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (A) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (B) if given by facsimile, when transmitted to the applicable number so specified in (or pursuant to) this Section 10.8 provided that appropriate confirmation of receipt is generated by the facsimile and a duplicate copy is mailed, postage prepaid, or (C) if given by any other means, when actually delivered at such address.

         10.9 Expenses.

          Each Party shall pay its own expenses incident to the negotiation, preparation and performance of the Letter of Intent, the Amendment No. 1 thereto and this Agreement and the transactions contemplated hereby and thereby, including, but not limited to, the fees, expenses and disbursements of its respective investment bankers or brokers, accountants and counsel, provided however, Buyer shall reimburse Seller at the earlier of (i) the Closing or (ii) fifteen days after the termination of the Letter of Intent, for up to $15,000, in the aggregate, for legal fees reasonably incurred by Seller in connection therewith upon submission to Buyer of evidence of such fees. Any and all such expenses of Seller shall be paid by Seller prior to the Closing solely out of non-Business assets of Seller.

         10.10 Assignment.

          This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other, except that Buyer may assign its rights to any corporation, partnership, limited liability company or other entity that controls, is controlled by or is under common control with Buyer or to any entity which acquires substantially all of the assets of Buyer or survives any merger with Buyer. Nothing contained herein, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         10.11 Remedies; Waiver.

          All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable law. No failure on the part of any party to exercise, or delay in exercising, any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

         10.12 Attorneys' Fees.

          In the event of any Action for breach of this Agreement or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorneys' fees, costs and expenses incurred in such Action. Attorneys' fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The preceding sentence is intended to be severable from the other provisions of this Agreement and to survive any judgment and, to the maximum extent permitted by Law, shall not be deemed merged into any such judgment.

         10.13 Best Efforts; Further Assurances.

          Each Party shall use its best efforts to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. The Parties shall cooperate with each other in such actions and in securing requisite Approvals. Each Party shall execute and deliver after the Closing such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

         10.14 Knowledge Convention.

          Whenever any statement herein or in any Schedule, Exhibit, certificate or other document delivered to any Party pursuant to this Agreement is made "to its knowledge" or "to its best knowledge" or words of similar intent or effect of any Party or its representative, such Person shall make such statement only after conducting a diligent investigation of the subject matter thereof, and each statement shall be deemed to include a representation that such investigation has been conducted.

         10.15 Confidentiality.

          All information disclosed by any Party (or its representatives) to any other Party (or its representatives) in connection with this Agreement shall be kept confidential by such other Party and its representatives and shall not be used by any such Persons other than as contemplated by this Agreement, except to the extent (i) that such information was known by the recipient when received, (ii) that such information is or hereafter becomes lawfully obtainable from other sources, (iii) it is necessary or appropriate to disclose such information to a Governmental Entity having jurisdiction over the Parties, (iv) required by Law, or (v) such duty as to confidentiality is waived in writing by the other Party.

         10.16 Representation by Counsel; Interpretation.

          Buyer and Seller each acknowledge that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Buyer and Seller.

         10.17 Specific Performance.

          Buyer and Seller each acknowledge that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, a Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms. Each Party agrees that the other Party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

         10.18 Severability.

          If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by law shall remain in full force and effect provided that the economic and legal substance of the transactions contemplated are not affected in any manner materially adverse to any party. In the event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by law, the Parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

          IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the day and year first written above.

MEDIX RESOURCES, INC.		THE DUNCAN GROUP, INC.
By:	Andrew Brown, President and Chief Operating Officer	By:	M. David Duncan, Chief Executive Officer
		By:	Nancy L. Duncan, President